     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 1997


                                                      REGISTRATION NOS. 33-60417
                                                                     33-60417-01
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                       POST-EFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------


                    ENRON CORP.                                ENRON CAPITAL RESOURCES, L.P.
   (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS       (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS
                      CHARTER)                                           CHARTER)

                      OREGON                                             DELAWARE
 (STATE OR OTHER JURISDICTION OF INCORPORATION OR    (STATE OR OTHER JURISDICTION OF INCORPORATION OR
                   ORGANIZATION)                                       ORGANIZATION)

                    76-0511381                                          76-0438160
       (I.R.S. EMPLOYER IDENTIFICATION NO.)                (I.R.S. EMPLOYER IDENTIFICATION NO.)

                                                                  C/O REX R. ROGERS, ESQ.
                REX R. ROGERS, ESQ.                              ASSISTANT GENERAL COUNSEL
             ASSISTANT GENERAL COUNSEL                                  ENRON CORP.
                    ENRON CORP.                           1400 SMITH STREET, HOUSTON, TEXAS 77002
      1400 SMITH STREET, HOUSTON, TEXAS 77002                          713-853-6161
                  (713) 853-6161                    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,   INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL
  INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL         EXECUTIVE OFFICES AND AGENT FOR SERVICE)
     EXECUTIVE OFFICES AND AGENT FOR SERVICE)


                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED IN LIGHT OF MARKET CONDITIONS AND OTHER FACTORS.

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [X]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]
                             ---------------------
     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


     Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus that also relates to 7.5 million shares of Enron Corp. Common Stock registered on Form S-3, Registration No. 33-53877, which was declared effective on July 14, 1994. This Registration Statement constitutes Post-Effective Amendment No. 2 to Registration Statement No. 33-53877. The securities registered pursuant to such Registration Statement and this Registration Statement include $450,000,000 to be sold as Debt Securities in addition to the 7.5 million shares of Enron Corp. Common Stock. Such registration statements also covered Warrants to Purchase Debt Securities, Warrants to Purchase Common Stock, Enron Corp. Second Preferred Stock, Enron Corp. Preference Stock, Enron Corp. Depositary Shares, Enron Capital Resources, L.P. Preferred Securities and Enron Corp. Backup Undertakings with respect to Enron Capital Resources, L.P. Preferred Securities (the "Previously Registered Securities"). By means of the amendments effected hereby, the Previously Registered Securities are withdrawn from registration. As a result, $450,000,000 in Debt Securities and 7.5 million shares of Enron Corp. Common Stock may be sold pursuant to a combined prospectus constituting a part of Registration Statement Nos. 33-53877 and 33-60417.

================================================================================

                                EXPLANATORY NOTE



            ADOPTION OF PREDECESSOR ISSUER'S REGISTRATION STATEMENT



     Effective July 1, 1997, Enron Corp. (formerly Enron Oregon Corp.), an Oregon corporation, became the successor issuer to the Common Stock and Debt Securities of Enron Corp., a Delaware corporation. The succession transaction was a reincorporation merger (the "Reincorporation Merger") of Enron Corp., a Delaware corporation ("Old Enron"), with and into the registrant ("Enron", or sometimes referred to herein as "New Enron"), which, until the Reincorporation Merger, was a wholly-owned subsidiary of Old Enron. As a result of the Reincorporation Merger, (i) each issued share of common stock, par value $.10 per share, of Old Enron was converted into one share of common stock, without par value, of the registrant ("New Enron Common Stock"), and (ii) each issued and outstanding share of Cumulative Second Preferred Convertible Stock, par value $1.00 per share, of Old Enron was converted into one share of Cumulative Second Preferred Convertible Stock, without par value, of the registrant, and
(iii) each issued and outstanding share of 9.142% Perpetual Second Preferred Stock, par value $1.00 per share, of Old Enron was converted into one share of 9.142% Perpetual Second Preferred Stock, without par value, of the registrant.



     Immediately following the Reincorporation Merger, also on July 1, 1997, the registrant acquired Portland General Corporation ("PGC") by means of the merger of PGC with and into the registrant (the "PGC Merger"). As a result of the PGC Merger, each share of common stock, par value $3.75 per share, of PGC issued and outstanding at the effective time of the PGC Merger (other than shares owned by PGC, Old Enron, the registrant or any of their respective subsidiaries, which were canceled) was converted into 0.9825 share of New Enron Common Stock.



     This Post-Effective Amendment No. 1 to Old Enron's Registration Statement on Form S-3 (Commission File No. 33-60417) is filed pursuant to Rule 414(d) under the Securities Act of 1933 (the "Securities Act") and also constitutes Post-Effective Amendment No. 2 to Old Enron's Registration Statement on Form S-3 (Commission File No. 33-53877), which is also filed pursuant to Rule 414(d) under the Securities Act. Enron expressly adopts such Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 11, 1997


PROSPECTUS

                                  [ENRON LOGO]

                                DEBT SECURITIES

                                  COMMON STOCK

                            ------------------------


     Enron Corp. ("Enron") may offer from time to time secured or unsecured debt securities ("Debt Securities") consisting of debentures, notes or other secured or unsecured evidences of indebtedness in one or more series, at an aggregate initial public offering price not to exceed $450,000,000, at prices and on terms to be determined at or prior to the time of sale. In addition, Enron may offer from time to time up to 7.5 million shares of Enron common stock, no par value ("Common Stock"), at prices and on terms to be determined at or prior to the time of sale.



     Specific terms of the securities in respect of which this Prospectus is being delivered ("Offered Securities") will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, without limitation, in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denomination, maturity, rate (which may be fixed or variable) or method of calculation of interest and dates for payment thereof, and any exchangeability, conversion, redemption, prepayment or sinking fund provisions and any listing on a securities exchange.



     Enron may sell the Offered Securities directly, through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of the Offered Securities, the names of such underwriters and any applicable commissions and discounts will be set forth in the related Prospectus Supplement.


     This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------


                 The date of this Prospectus is July   , 1997.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR IN A PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ENRON. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.


                             AVAILABLE INFORMATION


     Enron is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Northeast Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates or from the site maintained by the Commission on the Internet World Wide Web at http://www.sec.gov. Enron's Common Stock is listed on the New York, Midwest and Pacific Stock Exchanges. Reports, proxy statements and other information concerning Enron can be inspected and copied at the respective offices of these exchanges at 20 Broad Street, New York, New York 10005; 120 South LaSalle Street, Chicago, Illinois 60603; and 301 Pine Street, San Francisco, California 94014.



     This Prospectus constitutes a part of Registration Statements on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statements") filed with the Commission under the Securities Act of 1933 (the "Securities Act") with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statements and to the exhibits relating thereto for further information with respect to Enron and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to any of the Registration Statements or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     Effective July 1, 1997, Enron Corp., a Delaware corporation ("Old Enron"), was reincorporated in Oregon by means of a merger with and into Enron Oregon Corp., an Oregon corporation, which changed its name to Enron Corp. upon consummation of the merger. Unless the context otherwise requires, as used herein the term "Enron" refers to Enron Corp., an Oregon corporation, and to Old Enron, its predecessor Delaware corporation.



     The following documents filed by Enron with the Commission pursuant to the Exchange Act are incorporated herein by reference:



          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;



          (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and



          (c) The description of Enron's capital stock set forth in Enron's Registration Statement on Form 8-B filed on July 2, 1997.



     The following documents filed by Old Enron with the Commission pursuant to the Exchange Act are incorporated herein by reference:



          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;



          (b) Current Report on Form 8-K dated March 17, 1997;



          (c) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and



          (d) Current Report on Form 8-K dated June 5, 1997.



     Each document filed by Enron pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities pursuant hereto shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     Enron will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or telephone requests for such copies should be directed to Secretary Division, Enron Corp., at its principal executive offices, 1400 Smith Street, Houston, Texas 77002 (telephone: 713-853-6161).

                               BUSINESS OF ENRON



     Enron, an Oregon corporation, is an integrated natural gas and electricity company headquartered in Houston, Texas. Essentially all of Enron's operations are conducted through its subsidiaries and affiliates which are principally engaged in the transportation and wholesale marketing of natural gas to markets throughout the United States and internationally through approximately 36,000 miles of natural gas pipelines; the exploration for and production of natural gas and crude oil in the United States and internationally; the production, purchase, transportation and worldwide marketing of natural gas liquids and refined petroleum products; the independent (i.e., non-utility) development, promotion, construction and operation of power plants, natural gas liquids facilities and pipelines in the United States and internationally; and the non-price regulated purchasing and marketing of electricity and other energy related commitments.



     On July 1, 1997, Enron acquired Portland General Corporation, the parent company of Portland General Electric Company ("PGE"), by means of a merger of Portland General Corporation with and into Enron. As a result of the merger, PGE is a subsidiary of Enron. PGE is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electricity in the State of Oregon. PGE also sells energy to wholesale customers throughout the western United States.



     TRANSPORTATION AND OPERATION. Enron's operations include interstate transmission of natural gas, construction, management and operation of natural gas and natural gas liquids pipelines, liquids plants, clean fuel plants and power facilities. Enron and its subsidiaries operate domestic interstate pipelines extending from Texas to the Canadian border and across the southern United States from Florida to California. Included in Enron's domestic interstate natural gas pipeline operations are Northern Natural Gas Company ("Northern"), Transwestern Pipeline Company ("Transwestern"), and Florida Gas Transmission Company ("Florida Gas") (indirectly 50% owned by Enron), and all such pipelines are subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission. Each pipeline serves customers in a specific geographical area: Northern, the upper Midwest; Transwestern, principally the California market and pipeline interconnects on the east end of Transwestern's system; and Florida Gas, the State of Florida. In addition, Enron holds a 13% interest in Northern Border Partners, L.P., which owns a 70% interest in the Northern Border Pipeline system. An Enron subsidiary operates the Northern Border Pipeline system, which transports gas from western Canada to delivery points in the midwestern United States.



     DOMESTIC GAS AND POWER SERVICES. Through its wholly owned subsidiary Enron Capital & Trade Resources Corp. and its affiliated companies ("ECT"), Enron purchases natural gas, natural gas liquids, electricity and other energy products through a variety of contractual arrangements, including both short-term and long-term contracts, the arrangement of production payment and other financing transactions, and other contractual arrangements. ECT markets these energy products to local distribution companies, electric utilities, cogenerators, and both commercial and industrial end-users. ECT also provides price risk management services in connection with natural gas, natural gas liquids and electricity transactions through both physical delivery and financial arrangements.



     ECT offers a broad range of non-price regulated natural gas merchant services by tailoring a variety of supply and marketing options to its customers' specific needs. ECT's strategy is to provide predictable pricing, reliable delivery and low cost capital to its customers. ECT provides these services through a variety of instruments, including forward contracts, swap agreements and other contractual commitments.



     ECT recently established Enron Energy Services ("EES") to pursue the significant growth opportunities in anticipation of a fully competitive retail natural gas and electricity market. As states begin to deregulate their natural gas and electricity markets, and as these markets continue to converge, EES's goal is to provide end-users with a broad range of energy choices at more competitive prices. EES has participated in selected natural gas and electric retail marketing pilot programs, including a state-wide electricity pilot in New Hampshire, where individual customers are free to select the power provider of their choice. EES will endeavor to continue to participate in such programs.

     INTERNATIONAL OPERATIONS AND DEVELOPMENT. Enron's international activities principally involve the independent (non-utility) development, acquisition, financing, promotion and operation of natural gas and power projects in emerging markets, and the marketing of natural gas liquids and other liquid fuels. Development projects are focused on power plants, gas processing and terminaling facilities, and gas pipelines, while marketing activities center on fuels used by or transported through such facilities. Enron's international activities include management of direct and indirect ownership interests in and operation of power plants in England, Germany, Guatemala, the Dominican Republic, the Philippines and China; pipeline systems in Argentina and Colombia; retail gas and propane sales in the Caribbean basin; processing of natural gas liquids at Teesside, England; and marketing of natural gas liquids and other liquid fuels worldwide. Enron is also involved in power, pipeline and liquefied natural gas projects in varying stages of development in China, India, Puerto Rico, Italy, Turkey, Qatar, Vietnam, Israel, Jordan, Bolivia, Brazil, Indonesia, Poland and elsewhere.



     EXPLORATION AND PRODUCTION. Substantially all of Enron's natural gas and crude oil exploration and production operations are conducted by its subsidiary, Enron Oil & Gas Company ("EOG"). EOG is engaged in the exploration for, and development and production of, natural gas and crude oil primarily in major producing basins in the United States, as well as in Canada, Trinidad, India and, to a lesser extent, selected other international areas. At December 31, 1996, EOG had estimated net proved natural gas reserves of 3,675 billion cubic feet, including 1,180 billion cubic feet of proved undeveloped methane reserves in the Big Piney, Wyoming deep Paleozoic formations, and estimated net proved crude oil, condensate and natural gas liquids reserves of 55 million barrels, and at such date, approximately 74% of EOG's reserves (on a natural gas equivalent basis) was located in the United States, 9% in Canada, 10% in Trinidad, and 7% in India. Enron currently owns 53% of the outstanding common stock of EOG.



     Enron, an Oregon corporation, has its principal executive offices at 1400 Smith Street, Houston, Texas 77002, and its telephone number is 713-853-6161.

                                USE OF PROCEEDS


     The net proceeds from the sale of the Offered Securities will be added to Enron's general funds and are expected to be used to retire existing indebtedness and for general corporate purposes, except as may be stated in a Prospectus Supplement.


                  RATIOS OF ENRON'S EARNINGS TO FIXED CHARGES


                                               THREE MONTHS
                                                  ENDED                         YEAR ENDED DECEMBER 31,
                                                MARCH 31,       --------------------------------------------------------
                                                   1997           1996        1995        1994        1993        1992
                                               ------------       ----        ----        ----        ----        ----
Ratio of Earnings to Fixed Charges..........        3.65         3.00        2.92        2.34        1.98        1.74



     The ratios of earnings to fixed charges are based on continuing operations. "Earnings" represent the aggregate of (a) the pre-tax income of Enron and its majority owned subsidiaries, (b) Enron's share of pre-tax income of its 50% owned companies, (c) any income actually received from less than 50% owned companies, and (d) fixed charges, net of interest capitalized. "Fixed Charges" represent interest (whether expensed or capitalized), amortization of debt discount and expense and that portion of rentals considered to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate (the "Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent, if any, to which such general provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.


     The Offered Debt Securities will be secured or unsecured obligations of Enron. Any such unsecured obligations will be issued under an Indenture (the "Indenture") between Enron and Harris Trust and Savings Bank, as Trustee (the "Trustee"), dated as of November 1, 1985, as supplemented. The following statements are summaries of certain provisions contained in the Indenture, the form of which is filed as an exhibit to the Registration Statements of which this Prospectus is a part. Reference is hereby made to the Indenture for full and complete statements of such terms and provisions, including the definitions of certain terms used herein. Wherever reference is made in the following statements to a particular section of the Indenture, such section shall be deemed to be incorporated in such statements as a part thereof. If Offered Debt Securities will be secured obligations of Enron, they will be issued under a separate indenture, which will be described in the Prospectus Supplement relating to such Offered Debt Securities.


GENERAL


     The Indenture does not limit the aggregate principal amount of unsecured debentures, notes or other evidences of indebtedness of Enron (the "Indenture Securities") which may be issued thereunder from time to time in one or more series by Enron, and Enron may in the future issue additional Indenture Securities (in addition to the Offered Debt Securities) under the Indenture. At June 30, 1997, an aggregate of $1,428,368,000 principal amount of Indenture Securities of Enron was issued and outstanding under the Indenture. Reference is made to the Prospectus Supplement for the following terms of the Offered Debt
Securities: (i) the title of the Offered Debt Securities; (ii) any limit upon the aggregate principal amount of the Offered Debt Securities; (iii) the date or dates on which the principal of the Offered Debt Securities is payable; (iv) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which the Offered Debt Securities shall bear interest, if any, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest on Offered Debt Securities shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at the option of Enron, if Enron is to have that option; (vii) the obligation, if any, and the option, if any, of Enron to redeem, purchase or repay Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities shall be redeemed, purchased or repaid in whole or in part, pursuant to such obligation or option; (viii) any trustees, paying agents, transfer agents or registrars with respect to Offered Debt Securities; and (ix) any other terms of the Offered Debt Securities (which terms shall not be inconsistent with the provisions of the Indenture). (Section 301.)


     Enron will maintain in each place specified by it for payment of any series of Offered Debt Securities an office or agency where Offered Debt Securities of that series may be presented or surrendered for payment, where Offered Debt Securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon Enron in respect of the Offered Debt Securities of that series and the Indenture may be served.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302.) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but Enron may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto. (Section 305.)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in any Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof. (Section 101.)

LIMITATIONS ON MORTGAGES AND LIENS

     The Indenture provides that so long as any of the Indenture Securities issued under the Indenture (including the Offered Debt Securities) are outstanding, Enron will not, and will not permit any Subsidiary (as defined in the Indenture and herein) to, pledge, mortgage or hypothecate, or permit to exist, except in favor of Enron or any Subsidiary, any mortgage, pledge or other lien upon, any Principal Property (as defined in the Indenture and herein) at any time owned by it, to secure any indebtedness (as defined in the Indenture), unless effective provision is made whereby outstanding Indenture Securities (including the Offered Debt Securities) will be equally and ratably secured with any and all such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to prevent the creation or existence of: (a) mortgages, pledges, liens or encumbrances on any property held or used by Enron or a Subsidiary in connection with the exploration for, development of or production of, oil, gas, natural gas (including liquified gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels, such properties to include, but not be limited to, Enron's or a Subsidiary's interest in any mineral fee interests, oil, gas or other mineral leases, royalty, overriding royalty or net profits interests, production payments and other similar interests, wellhead production equipment, tanks, field gathering lines, leasehold or field separation and processing facilities, compression facilities and other similar personal property and fixtures; (b) mortgages, pledges, liens or encumbrances on oil, gas, natural gas (including liquified gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels produced or recovered from any property, an interest in which is owned or leased by Enron or a Subsidiary; (c) mortgages, pledges, liens or encumbrances (or certain extensions, renewals or refundings thereof) upon any property acquired before or after the date of the Indenture, created at the time of acquisition or within one year thereafter to secure all or a portion of the purchase price thereof, or existing thereon at the date of acquisition, whether or not assumed by Enron or a Subsidiary, provided that every such mortgage, pledge, lien or encumbrance applies only to the property so acquired and fixed improvements thereon; (d) mortgages, pledges, liens or encumbrances upon any property acquired before or after the date of the Indenture by any corporation that is or becomes a Subsidiary after the date of the Indenture ("Acquired Entity"), provided that every such mortgage, pledge, lien or encumbrance (1) shall either (i) exist prior to the time the Acquired Entity becomes a Subsidiary or (ii) be created at the time the Acquired Entity becomes a Subsidiary or within one year thereafter to secure all or a portion of the acquisition price thereof and (2) shall only apply to those properties owned by the Acquired Entity at the time it becomes a Subsidiary or thereafter acquired by it from sources other than Enron or any other Subsidiary; (e) pledges of current assets, in the ordinary course of business, to secure current liabilities; (f) deposits to secure public or statutory obligations; (g) liens to secure indebtedness other than Funded Debt (as defined in the Indenture and herein); (h) mortgages, pledges, liens or encumbrances upon any office, data processing or transportation equipment; (i) mortgages, pledges, liens or encumbrances created or assumed by Enron or a Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing the acquisition or construction of property to be used by Enron or a Subsidiary; (j) pledges or assignments of accounts receivable or conditional sales contracts or chattel mortgages and evidences of indebtedness secured thereby, received in connection with the sale by Enron or a

Subsidiary of goods or merchandise to customers; or (k) certain other liens or encumbrances. (Section 1007.)

     Notwithstanding the foregoing, Enron or a Subsidiary may issue, assume or guarantee indebtedness secured by a mortgage which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other indebtedness of Enron or a Subsidiary secured by a mortgage which (if originally issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including secured indebtedness permitted under the foregoing exceptions), does not at the time exceed 10% of the Consolidated Net Tangible Assets (total assets less (a) total current liabilities, excluding indebtedness due within 12 months, and (b) goodwill, patents and trademarks) of Enron, as shown on the audited consolidated financial statements of Enron as of the end of the fiscal year preceding the date of determination. (Section 1007.)

     The holders of at least 50% in principal amount of the outstanding Indenture Securities under the Indenture (including the Offered Debt Securities) may waive compliance by Enron with the covenant contained in Section 1007 of the Indenture (and certain other covenants of Enron). (Section 1009.)

     The Indenture defines the term "Subsidiary" to mean a corporation all of the voting shares (that is, shares entitled to vote for the election of directors, but excluding shares entitled so to vote only upon the happening of some contingency unless such contingency shall have occurred) of which shall be owned by Enron or by one or more Subsidiaries or by Enron and one or more Subsidiaries. The term "Principal Property" is defined to mean any oil or gas pipeline, gas processing plant or chemical plant located in the United States, except any such property, pipeline or plant that in the opinion of the Board of Directors of Enron is not of material importance to the total business conducted by Enron and its Subsidiaries. "Principal Property" does not include any oil or gas property or the production or any proceeds of production from an oil or gas producing property or the production or any proceeds of production of gas processing plants or oil or gas or petroleum products in any pipeline. (Section 101.)

     The term "indebtedness", as applied to Enron or any Subsidiary, is defined to mean bonds, debentures, notes and other instruments representing obligations created or assumed by any such corporation for the repayment of money borrowed (other than unamortized debt discount or premium). All indebtedness secured by a lien upon property owned by Enron or any Subsidiary and upon which indebtedness any such corporation customarily pays interest, even though such corporation has not assumed or become liable for the payment of such indebtedness, is also deemed to be indebtedness of any such corporation. All indebtedness for money borrowed incurred by other persons which is directly guaranteed as to payment of principal by Enron or any Subsidiary is for all purposes of the Indenture deemed to be indebtedness of any such corporation, but no other contingent obligation of any such corporation in respect of indebtedness incurred by other persons is for any purpose deemed indebtedness of such corporation. Indebtedness of Enron or any Subsidiary does not include (i) amounts which are payable only out of all or a portion of the oil, gas, natural gas, helium, coal, metals, minerals, steam, timber or other natural resources produced, derived or extracted from properties owned or developed by such corporation; (ii) any amount representing capitalized lease obligations; (iii) any indebtedness incurred to finance oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons or geothermal or other natural resources or synthetic fuel exploration or development, payable, with respect to principal and interest, solely out of the proceeds of oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons or geothermal or other natural resources or synthetic fuel to be produced, sold and/or delivered by Enron or any Subsidiary; (iv) indirect guarantees or other contingent obligations in connection with the indebtedness of others, including agreements, contingent or otherwise, with such other persons or with third persons with respect to, or to permit or ensure the payment of, obligations of such other persons, including, without limitation, agreements to purchase or repurchase obligations of such other persons, agreements to advance or supply funds to or to invest in such other persons or agreements to pay for property, products or services of such other persons (whether or not conferred, delivered or rendered) and any demand charge, throughput, take-or-pay, keep-well, make-whole, cash deficiency, maintenance of working capital or earnings or similar agreements; and (v) any guarantees with respect to lease or other similar periodic payments to be made by other persons. (Section 101.)

     The term "Funded Debt" as applied to any corporation means all indebtedness incurred, created, assumed or guaranteed by such corporation, or upon which it customarily pays interest charges, which matures, or is renewable by such corporation to a date, more than one year after the date as of which Funded Debt is being determined; provided, however, that the term "Funded Debt" shall not include (i) indebtedness incurred in the ordinary course of business representing borrowings, regardless of when payable, of such corporation from time to time against, but not in excess of the face amount of, its installment accounts receivable for the sale of appliances and equipment sold in the regular course of business or (ii) advances for construction and security deposits received by such corporation in the ordinary course of business. (Section 101.)

     The foregoing limitations on mortgages, pledges and liens are intended to limit other creditors of Enron from obtaining preference or priority over holders of the Indenture Securities issued under the Indenture, but are not intended to prevent other creditors from sharing equally and ratably and without preference ("pari passu") over the holders of such Indenture Securities. While such limitations on mortgages and liens do provide protection to the holders of the Indenture Securities, there are a number of exceptions to such restrictions which could result in certain assets of Enron and its Subsidiaries being encumbered without equally and ratably securing the Indenture Securities issued under the Indenture. Specifically, the restrictions apply only to pledges, mortgages or liens upon "Principal Property" (as defined in the Indenture and herein) to secure any "indebtedness" (as defined in the Indenture and herein), unless effective provision is made whereby outstanding Securities will be equally and ratably secured with any such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. There are certain exceptions to the definition of "indebtedness," which are enumerated in the Indenture and herein. In addition, the restrictions do not apply to prevent the creation or existence of mortgages, pledges, liens or encumbrances on certain types of properties or pursuant to certain types of transactions, all as enumerated in the Indenture and above. Also, up to 10% of Consolidated Net Tangible Assets (as defined in the Indenture and herein) is not subject to the mortgage and lien limitations contained in the Indenture.

     Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Indenture and the Indenture Securities would not necessarily afford holders of the Indenture Securities protection in the event of a highly leveraged or other transaction involving Enron that may adversely affect holders.

MODIFICATION OF THE INDENTURE

     With certain exceptions, the Indenture provides that, with the consent of the holders of not less than 50% in principal amount of all outstanding Indenture Securities (including, where applicable, the Offered Debt Securities) affected thereby, Enron and the Trustee may enter into a supplemental indenture for the purpose of adding to, changing or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of Indenture Securities under the Indenture. Notwithstanding the foregoing, the consent of the holder of each outstanding Indenture Security affected thereby will be required to: (a) change the Stated Maturity (as defined in the Indenture) of the principal of, or any installment of principal of or interest on, any Indenture Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any Place of Payment (as defined in the Indenture) where, or change the coin or currency in which, any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date, as defined in the Indenture); (b) reduce the percentage in principal amount of the outstanding Indenture Securities of any series, the consent of whose holders is required for any supplemental indenture or for any waiver provided for in the Indenture; or (c) with certain exceptions, modify any of the provisions of the sections of the Indenture which concern waivers of past defaults, waivers of certain covenants or consent to supplemental indentures, except to increase the percentage of principal amount of Indenture Securities of any series, the holders of which are required to effect such waiver or consent, or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Indenture Security affected thereby. The Indenture provides that a supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Indenture Securities, or which modifies the rights of the holders of Indenture Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of Indenture Securities of any other series. (Section 902.)

EVENTS OF DEFAULT AND RIGHTS UPON DEFAULT

     Under the Indenture, the term "Event of Default" with respect to any series of Indenture Securities, means any one of the following events which shall have occurred and is continuing: (a) default in the payment of any interest upon any Indenture Security of that series when it becomes due and payable or default in the payment of any mandatory sinking fund payment provided for by the terms of any series of Indenture Securities, and continuance of such default for a period of 30 days; (b) default in the payment of the principal of (or premium, if any, on) any Indenture Security of that series at its maturity; (c) default in the performance, or breach, of any covenant or warranty of Enron in the Indenture (other than a covenant or warranty a default in the performance of which or the breach of which is otherwise specifically dealt with in the Indenture or which has been expressly included in the Indenture solely for the benefit of one or more series of Indenture Securities other than that series), and continuance of such default or breach for 60 days after there has been given to Enron by the Trustee, or to Enron and the Trustee by the holders of at least 25% in principal amount of all outstanding Indenture Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; or (d) certain events involving Enron in bankruptcy, receivership or other insolvency proceedings or an assignment for the benefit of creditors. (Section 501.)

     If an Event of Default described in clause (a) or (b) in the foregoing paragraph has occurred and is continuing with respect to Indenture Securities of any series, the Indenture provides that the Trustee or the holders of not less than 25% in principal amount of the outstanding Indenture Securities of that series may declare the principal amount of all of the Indenture Securities of that series to be due and payable immediately, and upon any such declaration such principal amount shall become immediately due and payable. If an Event of Default described in clause (c) or (d) of the foregoing paragraph occurs and is continuing, the Trustee or the holders of not less than 25% in principal amount of all of the Indenture Securities then outstanding may declare the principal amount of all of the Indenture Securities to be due and payable immediately, and upon any such declaration such principal amount shall become immediately due and payable. (Section 502.)

     A default under other indebtedness of Enron is not an Event of Default under the Indenture, and an Event of Default under one series of Indenture Securities will not necessarily be an Event of Default under another series.

     At any time after such a declaration of acceleration with respect to Indenture Securities of any series (or of all series, as the case may be) has been made and before judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Indenture Securities of that series (or of all series, as the case may be) may rescind and annul such declaration and its consequences, if, subject to certain conditions, all Events of Default with respect to Indenture Securities of that series (or of all series, as the case may be), other than the non-payment of the principal of the Indenture Securities due solely by such declaration of acceleration, have been cured or waived and all payments due (other than by acceleration) have been paid or deposited with the Trustee. (Section 502.) With certain exceptions, the holders of not less than a majority in principal amount of the outstanding Indenture Securities of any series, on behalf of the holders of all the Indenture Securities of such series, may waive any past default described in clause (a) or (b) of the first paragraph of this heading "Events of Default and Rights Upon Default" (or, in the case of a default described in clause (c) or (d) of such paragraph, the holders of a majority in principal amount of all outstanding Indenture Securities may waive any such past default), and its consequences, except a default (a) in the payment of the principal of (or premium, if any) or interest on any Indenture Security, or (b) in respect of a covenant or provision of the Indenture which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Indenture Security of such series affected. (Section 513.)

     The holders of not less than a majority in principal amount of the Indenture Securities of any series at the time outstanding are empowered under the terms of the Indenture, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 512.)

     The Indenture further provides that no holder of an Indenture Security of any series may enforce the Indenture except in the case of failure by the Trustee to act for 60 days after notice of a continuing Event of Default with respect to the Indenture Securities of that series and after request by the holders of not less than 25% in principal amount of the outstanding Indenture Securities of such series and the offer to the Trustee of reasonable indemnity, but this provision will not prevent a holder of any Indenture Security from enforcing the payment of the principal of, and interest on, such holder's Indenture Security. (Sections 507 and 508.)

     The Indenture requires that Enron deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer's Certificate, stating whether to the best knowledge of the signers thereof Enron is in default in the performance and observance of certain of the terms of the Indenture and, if so, specifying each such default and the nature and status thereof of which the signers may have knowledge. (Section 1008.)

DISCHARGE OF INDENTURE

     With certain exceptions, Enron may discharge its obligations under the Indenture with respect to any series of Indenture Securities by (i) paying or causing to be paid the principal of (and premium, if any) and interest on all the Indenture Securities of such series outstanding, as and when the same shall become due and payable; (ii) delivering to the Trustee all outstanding Indenture Securities of such series for cancellation; or (iii) entering into an agreement in form and substance satisfactory to Enron and the Trustee providing for the creation of an escrow fund and depositing in trust with the Trustee, as escrow agent of such fund, sufficient funds in cash and/or Eligible Obligations and/or U.S. Government Obligations, maturing as to principal and interest in such amounts and at such times as will be sufficient to pay at the Stated Maturity or Redemption Date all such Indenture Securities of such series not previously delivered to the Trustee for cancellation, including principal (and premium, if any) and interest to the Stated Maturity or Redemption Date. (Section 401.)

     The Indenture defines "Eligible Obligations" to mean interest bearing obligations as a result of the deposit of which the Indenture Securities are rated in the highest generic long-term debt rating category assigned to legally defeased debt by one or more nationally recognized rating agencies. (Section 101.)

     For federal income tax purposes, there is a substantial risk that a legal defeasance of a series of Indenture Securities by the deposit of cash, Eligible Obligations or U.S. Government Obligations in a trust would be characterized by the Internal Revenue Service or a court as a taxable exchange by the holders of the Indenture Securities of that series for either (i) an issue of obligations of the defeasance trust or (ii) a direct interest in the cash and/or Eligible Obligations and/or U.S. Government Obligations held in the defeasance trust. If the defeasance were so characterized, then a holder of an Indenture Security of the series defeased would be: (i) required to recognize gain or loss (which would be capital gain or loss if the Indenture Securities were held as a capital asset) at the time of the defeasance as if the Indenture Security had been sold at such time for an amount equal to the amount of cash and the fair market value of the Eligible Obligations and/or U.S. Government Obligations held in the defeasance trust; (ii) required to include in income in each taxable year the interest and any original issue discount or gain or loss attributable to either such defeasance trust obligations or such securities, as the case may be; and
(iii) subject to the market discount provisions of the Internal Revenue Code as they may pertain to such defeasance trust obligations or such securities. As a result, a holder of an Indenture Security may be required to pay taxes on any such gain or income even though such holder may not have received any cash therefrom. Prospective investors are urged to consult their own advisors as to the tax consequences of an actual or legal defeasance, including the applicability and effect of tax laws other than federal income tax law.

CONCERNING THE TRUSTEE

     Harris Trust and Savings Bank is the Trustee under the Indenture. Such bank also acts as a depository of funds for, makes loans to, and performs other services for, Enron in the normal course of business, including acting as trustee under other indentures of Enron.


     The Indenture contains the provisions required by the Trust Indenture Act of 1939 with reference to the disqualification of the Trustee if it shall have or acquire any "conflicting interest", as therein defined. (Section 608.) The Indenture also contains certain limitations on the right of the Trustee, as a creditor of Enron, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise. (Section 613.)

                    DESCRIPTION OF ENRON CORP. CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     At July 1, 1997, the authorized capital stock of Enron was 616,500,000 shares, consisting of:



          (a) 16,500,000 shares of Preferred Stock, no par value, of which:



          (i) 1,338,596 shares of Cumulative Second Preferred Convertible Stock (the "Convertible Preferred Stock") were outstanding, and (ii) 35.568509 shares of 9.142% Perpetual Second Preferred Stock (the "Perpetual Second Preferred Stock") were issued and held by an Enron subsidiary; and



          (b) 600,000,000 shares of Common Stock, no par value (the "Common Stock"), of which 306,367,999 shares were outstanding.



     The following descriptions of certain of the provisions of the Amended and Restated Articles of Incorporation of Enron (the "Enron Charter") and the Bylaws of Enron ("Enron Bylaws") are summaries and do not purport to be complete, and are qualified in their entirety by reference to the Enron Charter and the Enron Bylaws filed as exhibits to this Registration Statement.



COMMON STOCK



     Enron is authorized to issue up to 600,000,000 shares of Enron Common Stock. The holders of Enron Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights in the election of directors. The holders of Enron Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Enron out of legally available funds subject to the rights of any preferred stock. In the event of liquidation, dissolution or winding up of Enron, the holders of Enron Common Stock are entitled to share ratably in all assets of Enron remaining after provision for payment of liabilities and satisfaction of the liquidation preference of any shares of Enron Preferred Stock that may be outstanding. The holders of Enron Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Enron Common Stock are subject to those of holders of Enron Preferred Stock, including any series of Enron Preferred Stock issued in the future.



PREFERRED STOCK



     Enron is authorized to issue up to 16,500,000 shares of Preferred Stock ("Enron Preferred Stock"). An aggregate of 1,370,000 shares of Enron Preferred Stock are designated the Cumulative Second Preferred Convertible Stock ("Enron Convertible Preferred Stock"), and an aggregate of 35.568509 shares of Enron Preferred Stock are designated the 9.142% Perpetual Second Preferred Stock ("Enron 9.142% Preferred Stock").



     In addition to the Enron Convertible Preferred Stock and the Enron 9.142% Preferred Stock, the Enron Board of Directors has authority, without shareholder approval (except to the extent that holders of any series of Enron Preferred Stock are entitled by their terms to class voting rights), to issue shares of Enron Preferred Stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of Enron Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Enron Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Enron.



ENRON CONVERTIBLE PREFERRED STOCK



     The following summary of the terms of the Enron Convertible Preferred Stock is qualified in its entirety by reference to the form of series designation for the Enron Convertible Preferred Stock filed as an exhibit to this registration statement.

     The annual rate of dividends payable on shares of the Enron Convertible Preferred Stock is the greater of $10.50 per share or the dividend amount payable on the number of shares of Enron Common Stock into which one share of Enron Convertible Preferred Stock are convertible (currently 13.652 shares, subject to adjustment). Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Enron Common Stock and rank equally with the dividend rights on the Enron 9.142% Preferred Stock.



     The amount payable on shares of the Enron Convertible Preferred Stock in the event of any involuntary or voluntary liquidation, dissolution or winding up of the affairs of Enron is $100 per share, together with accrued dividends to the date of distribution or payment. The liquidation rights of the Enron Convertible Preferred Stock are superior to the Enron Common Stock and rank equally with the liquidation rights of the Enron 9.142% Preferred Stock. The Enron Convertible Preferred Stock is redeemable at the option of Enron at any time, in whole or in part, at a redemption price of $100 per share, together with accrued dividends to the date of distribution or payment. Each share of Enron Convertible Preferred Stock is convertible initially into 13.652 shares of Enron Common Stock at any time at the option of the holder (which conversion rate is and will be subject to certain adjustments).



     Holders of Enron Convertible Preferred Stock are entitled to vote together with the Enron Common Stock on all matters submitted to a vote of Enron shareholders, with each share of Enron Convertible Preferred Stock having a number of votes equal to the number of shares of Enron Common Stock into which one share of Enron Convertible Preferred Stock is convertible. In addition, holders of Enron Convertible Preferred Stock are entitled to certain class voting rights, including (unless provision is made for redemption of such shares) (a) the requirement for approval by the holders of at least two-thirds of the Enron Convertible Preferred Stock (voting together with all other shares of parity stock similarly affected) to effect (i) an amendment to the Enron Charter or Bylaws that would affect adversely the voting powers, rights or preferences of the holders of the Enron Convertible Preferred Stock or reduces the time for any notice to which the holders of the Enron Convertible Preferred Stock may be entitled, (ii) the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series ranking prior to the Enron Convertible Preferred Stock, (iii) the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets, or (iv) the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Enron Convertible Preferred Stock and other parity stock at the time outstanding unless the full dividends on all shares of Enron Convertible Preferred Stock then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart, and (b) the requirement for approval by the holders of at least a majority of the Enron Convertible Preferred Stock (voting together with all other shares of parity stock similarly affected), to effect (i) the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series, ranking on a parity with the Enron Convertible Preferred Stock, provided that no such consent shall be required for the authorization, creation or issuance by Enron of a number of shares of one or more series of Preferred Stock ranking on parity with the Enron Convertible Preferred Stock that, together with number of shares of Enron Convertible Preferred Stock and other Preferred Stock ranking on parity with the Enron Convertible Preferred Stock then outstanding, would equal 5,000,000, or (ii) the merger or consolidation of Enron with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Enron Convertible Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of Enron respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Enron Convertible Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation. In addition, if dividend payments on the Enron Convertible Preferred Stock are in default in an amount equivalent to six quarterly dividends on such shares, then the holders of the Enron Convertible Preferred Stock (together with holders of any parity stock similarly affected) shall have certain voting rights to elect two directors to

Enron's Board of Directors until such dividends have been paid or funds sufficient therefor deposited in trust.



9.142% PREFERRED STOCK



     The following summary of the terms of the Enron 9.142% Preferred Stock is qualified in its entirety by reference to the form of series designation for the Enron 9.142% Preferred Stock included as an exhibit to this registration statement.



     The annual rate of dividends payable on shares of the Enron 9.142% Preferred Stock is $91,420 per share. Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Enron Common Stock and rank equally with the dividend rights on the Enron Convertible Preferred Stock.



     The amount payable on shares of the Enron 9.142% Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Enron is $1,000,000 per share, together with accrued dividends. The liquidation rights of the Enron 9.142% Preferred Stock are superior to the Enron Common Stock and rank equally with the liquidation rights of the Enron Convertible Preferred Stock.



     The Enron 9.142% Preferred Stock is not redeemable at the option of Enron. Pursuant to an agreement between Enron and its subsidiary, however, such subsidiary will have the rights, exercisable at any time, in whole or in part, for a 180-day period commencing January 31, 2004, to cause Enron to redeem 18 shares for $1,000,000 per share, together with accrued dividends.



     The holders of Enron 9.142% Preferred Stock generally have no voting rights but are entitled to certain class voting rights, including (unless provision is made for redemption of such shares) (a) the requirement for approval by the holders of at least two-thirds of the Enron 9.142% Preferred Stock (voting together with the holders of all other shares of parity stock similarly affected), to effect (i) an amendment to the Enron Charter or Bylaws that would affect adversely the voting powers, rights or preferences of the holders of the Enron 9.142% Preferred Stock or would reduce the time for any notice to which the holders of the Enron 9.142% Preferred Stock may be entitled, (ii) the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series ranking prior to the Enron 9.142% Preferred Stock, (iii) the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets, or (iv) the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Enron 9.142% Preferred Stock and other parity stock at the time outstanding unless the full dividends on all shares of Enron 9.142% Preferred Stock then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart, and (b) the requirement for approval by the holders of at least a majority of the Enron 9.142% Preferred Stock (voting together with all other shares of parity stock similarly affected), to effect (i) the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series, ranking on a parity with the Enron 9.142% Preferred Stock, provided that no such consent shall be required for the authorization, creation or issuance by Enron of a number of shares of one or more series of Preferred Stock ranking on parity with the Enron 9.142% Preferred Stock that, together with number of shares of Enron 9.142% Preferred Stock and other Preferred Stock ranking on parity with the Enron 9.142% Preferred Stock then outstanding, would equal 5,000,000, or (ii) the merger or consolidation of Enron with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Enron 9.142% Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of Enron respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Enron 9.142% Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation. In addition, if dividend payments on the Enron 9.142% Preferred Stock are in default in an amount equivalent to six quarterly dividends on such shares, then the holders of the Enron 9.142% Preferred Stock (together with holders of any other parity stock similarly affected) shall have certain voting rights to elect two directors to Enron's Board of Directors until such dividends have been paid or funds sufficient therefor deposited in trust.



CERTAIN PROVISIONS OF THE ENRON CHARTER AND BYLAWS



     Fair Price Provision. The Enron Charter contains a "fair price" provision which generally requires that certain mergers, business combinations and similar transactions with a "Related Person" (generally the beneficial owner of at least 10 percent of Enron's voting stock) be approved by the holders of at least 80 percent of Enron's voting stock, unless (a) the transaction is approved by at least 80 percent of the "Continuing Directors" of Enron, who constitute a majority of the entire board, (b) the transaction occurs more than five years after the last acquisition of Enron voting stock by the Related Person or (c) certain "fair price" and procedural requirements are satisfied.



     The Enron Charter defines "Business Transaction" as (a) any merger or consolidation involving Enron or a subsidiary of Enron, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of Enron or of a subsidiary of Enron, (c) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of an entity to Enron or a subsidiary of Enron, (d) the issuance, sale, exchange, transfer or other disposition by Enron or a subsidiary of Enron of any securities of Enron or any subsidiary of Enron, (e) any recapitalization or reclassification of Enron's securities (including without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spinoff, splitoff, splitup or dissolution of Enron, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction. "Continuing Director" is defined to mean a director who either was a member of the Board of Directors of Enron prior to the time such Related Person became a Related Person or who subsequently became a director of Enron and whose election, or nomination for election by Enron's shareholders, was approved by a vote of at least 80 percent of the Continuing Directors then on the Board, either by a specific vote or by approval of the proxy statement issued by Enron on behalf of the Board of Directors in which such person is named as nominee for director, without an objection to such nomination; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person otherwise has an interest (except proportionately as a shareholder of Enron).



     Advance Notice Requirements for Shareholder Proposals and Nominations. The Enron Bylaws provide that for business to be properly brought before an annual meeting of shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements, for business to be brought before an annual meeting by a shareholder of Enron, the shareholder must have given to the Secretary of Enron timely notice in writing of the business to be brought before an annual meeting of shareholders. To be timely, a shareholder's notice must be delivered to or mailed and received at Enron's principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the previous year's annual meeting of the shareholders of Enron (or Old Enron, with respect to the first such meeting after the Effective Time). A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Enron's books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of Enron which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. No business shall be conducted at an annual meeting except in accordance with the procedures outlined above.



     The Enron Bylaws provide that only persons who are nominated for election as a director of Enron in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to Enron's Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of Enron. To be timely, a shareholder's notice must be delivered to or mailed and received at Enron's principal executive offices, (i) with respect to an election to be held at an annual meeting of shareholders of Enron, not less than 120 days prior to the anniversary date of the proxy statement for the previous year's annual meeting of the shareholders of Enron (or Old Enron, with respect to the first such meeting after the Effective Time), and (ii) with respect to an election to be held at a special meeting of shareholders of Enron for the election of directors, not later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on Enron's books, of such shareholder, and (ii) the class and number of shares of capital stock of Enron which are beneficially owned by the shareholder.



CERTAIN ANTI-TAKEOVER PROVISIONS OF OREGON LAW.



     Business Combinations with Interested Shareholders. Enron is subject to the provisions of Sections 60.825-60.845 of the Oregon Business Corporation Act ("OBCA"), which generally provide that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested shareholder") may not engage in certain "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors has approved, prior to the date the person became an interested shareholder, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine whether shares will be tendered in a tender or exchange offer), or (iii) on or subsequent to the date the person became an interested shareholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.



     Control Share Statute. As is permitted by the OBCA, the Enron Charter provides that New Enron is not subject to the Oregon Control Share Act. The Oregon Control Share Act restricts the ability of a shareholder of certain Oregon-based corporations to vote shares of stock acquired in a transaction that causes the acquiring person to control at least one-fifth, one-third or one-half of the votes entitled to be cast in the election of directors, except as authorized by a vote of the corporation's disinterested shareholders.

                              PLAN OF DISTRIBUTION


     Enron may sell the Offered Securities (i) through underwriters or dealers;
(ii) directly to purchasers; (iii) through agents; or (iv) from time to time at prevailing market prices on the New York Stock Exchange, in the case of sales of Common Stock. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and the proceeds to Enron from such sale, any delayed delivery arrangements, any underwriting discounts and commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.


     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.


     If dealers are utilized in the sale of Offered Securities, Enron will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale.



     The Offered Securities may be sold directly by Enron or through agents designated by Enron from time to time. Any agent acting as an underwriter in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by Enron to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.



     If so indicated in the Prospectus Supplement, Enron will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from Enron at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.



     Agents, dealers and underwriters may be entitled under agreements with Enron to indemnification by Enron against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for Enron in the ordinary course of business.


     The Offered Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Offered Securities.

                             VALIDITY OF SECURITIES


     The validity of the Offered Securities will be passed upon for Enron by James V. Derrick, Jr., Esq., Senior Vice President and General Counsel of Enron. Mr. Derrick owns substantially less than 1% of the outstanding shares of Common Stock of Enron.

                                    EXPERTS


     The consolidated financial statements included in Enron's Current Report on Form 8-K dated March 17, 1997 and consolidated financial statements and schedule included in Enron's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.



     The letter report of DeGolyer and MacNaughton, independent petroleum consultants, included as an exhibit to Enron's Annual Report on Form 10-K for the year ended December 31, 1996, and the estimates from the reports of that firm appearing in such Annual Report, are incorporated by reference herein on the authority of said firm as experts in petroleum engineering and in giving such reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth those expenses to be incurred by Enron in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission registration fee, all amounts shown are estimates.

Securities and Exchange Commission Registration Fee.........  $       181,037
Accounting Fees and Expenses................................           20,000
Legal Fees and Expenses.....................................           50,000
Fees and Expenses of Transfer Agent, Trustee and
  Depositary................................................           15,000
Blue Sky Fees and Expenses, Including Counsel Fees..........           25,000
Listing Fees................................................           20,000
Printing and Engraving Expenses.............................          150,000
Miscellaneous...............................................            3,963
                                                              ---------------
          Total.............................................  $       465,000
                                                              ===============

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS


     The Enron Charter contains provisions under which Enron will indemnify, to the fullest extent permitted by law, persons who are made a party to an action or proceeding by virtue of the fact that the individual is or was a director, officer, or, in certain circumstances, an employee or agent, of Enron or another corporation at Enron's request. The OBCA generally permits such indemnification to the extent that the individual acted in good faith and in a manner which he reasonably believed to be in the best interest of or not opposed to the corporation or, with respect to criminal matters, if the individual had no reasonable cause to believe his or her conduct was unlawful. In addition, the Enron Charter contains a provision that eliminates the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of a director (i) for breach of the duty of loyalty, (ii) for actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of improper dividends or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.



     The Form of Underwriting Agreement filed as Exhibit 1 hereto, under certain specified circumstances, provides for indemnification by the Underwriters of the directors, officers and controlling persons of Enron.



     Enron has purchased liability insurance policies covering the directors and officers of Enron to provide protection where Enron cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.


ITEM 16. EXHIBITS


         *1        --     Form of Underwriting Agreement -- Debt Securities (Exhibit 1
                          to Registration Statement No. 33-43324, filed October 21,
                          1991).
         *2.01    --      Amended and Restated Agreement and Plan of Merger dated as of July 20, 1996 and amended and restated as of September
                          24, 1996 among Enron, Enron Oregon Corp. and PGC, as amended by the First Amendment thereto dated April 14, 1997 (Annex A to the Proxy Statement/Prospectus included in Enron's
                          Registration Statement on Form S-4 -- File No. 333-13791).

         *3.01    --      Amended and Restated Articles of Incorporation of Enron
                          (Annex E to the Proxy Statement/Prospectus included in
                          Enron's Registration Statement on Form S-4 -- File No.
                          333-13791).
          3.02    --      Articles of Merger of Enron Oregon Corp., an Oregon
                          Corporation, and Enron Corp., a Delaware Corporation.
          3.03    --      Articles of Merger of Enron Corp., an Oregon Corporation,
                          and Portland General Corporation, an Oregon Corporation.
          3.04    --      Bylaws of Enron.
         *3.05    --      Form of Series Designation for the Enron Convertible
                          Preferred Stock (Annex F to the Proxy Statement/Prospectus
                          included in Enron's Registration Statement on Form
                          S-4 -- File No. 333-13791).
         *3.06    --      Form of Series Designation for the Enron 9.142% Preferred
                          Stock (Annex G to the Proxy Statement/Prospectus included in
                          Enron's Registration Statement on Form S-4 -- File No.
                          333-13791).
         *4.01    --      Indenture dated as of November 1, 1985, between Old Enron
                          and Harris Trust and Savings Bank, as supplemented and as
                          amended by the First Supplemental Indenture dated as of
                          December 1, 1995 (incorporated by reference to Form T-3
                          Application for Qualification of Indentures under the Trust
                          Indenture Act of 1939, File No. 22-14390, filed October 24,
                          1985; Exhibit 4(b) to Old Enron's Form S-3 Registration
                          Statement No. 33-64057 filed on November 8, 1995). There
                          have not been filed as exhibits to this registration
                          statement other debt instruments defining the rights of
                          holders of long-term debt of Enron, none of which relates to authorized indebtedness that exceeds 10% of the consolidated assets of Enron and its subsidiaries. Enron hereby agrees to furnish a copy of any such instrument to the Commission upon request.
          4.02    --      Supplemental Indenture, dated as of May 8, 1997, by and
                          among Enron Corp., Enron Oregon Corp. and Harris Trust and
                          Savings Bank, as Trustee.
         *4.03    --      Form of Amended and Restated Agreement of Limited
                          Partnership of Enron Capital Resources, L.P. (Exhibit 3.1 to
                          Old Enron Form 8-K dated August 2, 1994).
         *4.04    --      Form of Payment and Guarantee Agreement dated as of August
                          3, 1994, executed by Enron Corp. for the benefit of the
                          holders of Enron Capital Resources, L.P. 9% Cumulative
                          Preferred Securities, Series A (Exhibit 4.1 to Old Enron
                          Form 8-K dated August 2, 1994).
         *4.05    --      Form of Loan Agreement, dated as of August 3, 1994, between
                          Enron Corp. and Enron Capital Resources, L.P. (Exhibit 4.2
                          to Old Enron Form 8-K dated August 2, 1994).
         *4.06    --      Articles of Association of Enron Capital LLC (Exhibit 9 to
                          Old Enron Form 8-K dated November 12, 1993).
         *4.07    --      Form of Payment and Guarantee Agreement of Enron Corp.,
                          dated as of November 15, 1993, in favor of the holders of
                          Enron Capital LLC 8% Cumulative Guaranteed Monthly Income
                          Preferred Shares (Exhibit 2 to Old Enron Form 8-K dated
                          November 12, 1993).
         *4.08    --      Form of Loan Agreement, dated as of November 15, 1993,
                          between Enron Corp. and Enron Capital LLC (Exhibit 3 to Old
                          Enron Form 8-K dated November 12, 1993).
          5       --      Opinion of James V. Derrick, Jr., Esq., Senior Vice
                          President and General Counsel of Enron, as to validity of
                          Debt Securities and Common Stock
         12       --      Computation of Ratio of Earnings to Fixed Charges.


         23(a)    --      Consent of Arthur Andersen LLP.
         23(b)    --      Consent of DeGolyer and MacNaughton.
         23(c)    --      The consent of James V. Derrick, Jr., Esq., is contained in his opinion filed as Exhibit 5 hereto.
         24        --     Powers of Attorney.
       **25        --     Form T-1 Statement of Eligibility under the Trust Indenture
                          Act of 1939 of Harris Trust and Savings Bank.

---------------

 * Incorporated by reference as indicated.


** Previously filed.



ITEM 17. UNDERTAKINGS



     The undersigned Registrant, Enron Corp., hereby undertakes:


          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to each Registration Statement:

             (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of each Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statements;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statements or any material change to such information in the Registration Statements;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statements;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Enron's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, ENRON CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON AND STATE OF TEXAS, ON THE 11TH DAY OF JULY, 1997.


                                          ENRON CORP.
                                          (Registrant)


                                          By:      /s/  RICHARD A. CAUSEY


                                                    Richard A. Causey


                                             Senior Vice President and Chief


                                            Accounting and Information Officer



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, ENRON CAPITAL RESOURCES, L.P. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON AND STATE OF TEXAS, ON THE 11TH DAY OF JULY, 1997.


                                          ENRON CAPITAL RESOURCES, L.P.
                                          (Registrant)

                                          By:  ENRON CORP., as
                                               General Partner


                                          By:      /s/  RICHARD A. CAUSEY


                                                    Richard A. Causey


                                             Senior Vice President and Chief


                                            Accounting and Information Officer



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES WITH ENRON CORP. AND THE GENERAL PARTNER INDICATED AND ON THE 11TH DAY OF JULY, 1997.



                  SIGNATURE                                        TITLE
                  ---------                                        -----
             /s/ KENNETH L. LAY                Chairman of the Board, Chief Executive
---------------------------------------------    Officer and Director (Principal Executive
              (Kenneth L. Lay)                   Officer)

            /s/ RICHARD A. CAUSEY              Senior Vice President and Chief Accounting
---------------------------------------------    and Information Officer (Principal
             (Richard A. Causey)                 Accounting Officer)

            /s/ ANDREW S. FASTOW               Senior Vice President, Finance and Treasurer
---------------------------------------------    (Principal Financial Officer)
             (Andrew S. Fastow)

              ROBERT A. BELFER*                                  Director
---------------------------------------------
             (Robert A. Belfer)

                  SIGNATURE                                        TITLE
                  ---------                                        -----

            NORMAN P. BLAKE, JR.*                                Director
---------------------------------------------
           (Norman P. Blake, Jr.)

               RONNIE C. CHAN*                                   Director
---------------------------------------------
              (Ronnie C. Chan)

               JOHN H. DUNCAN*                                   Director
---------------------------------------------
              (John H. Duncan)

                 JOE H. FOY*                                     Director
---------------------------------------------
                (Joe H. Foy)

               WENDY L. GRAMM*                                   Director
---------------------------------------------
              (Wendy L. Gramm)

             ROBERT K. JAEDICKE*                                 Director
---------------------------------------------
            (Robert K. Jaedicke)

            CHARLES A. LEMAISTRE*                                Director
---------------------------------------------
           (Charles A. LeMaistre)

             JEFFREY K. SKILLING*                       Director and President and
---------------------------------------------             Chief Operating Officer
            (Jeffrey K. Skilling

              JOHN A. URQUHART*                                  Director
---------------------------------------------
             (John A. Urquhart)

                JOHN WAKEHAM*                                    Director
---------------------------------------------
               (John Wakeham)

              CHARLS E. WALKER*                                  Director
---------------------------------------------
             (Charls E. Walker)

           HERBERT S. WINOKUR, JR.*                              Director
---------------------------------------------
          (Herbert S. Winokur, Jr.)

   Constituting a Majority of the Board of
                  Directors

           *By: PEGGY B. MENCHACA
---------------------------------------------
              Peggy B. Menchaca
  (Attorney-in-fact for persons indicated)

                               INDEX TO EXHIBITS


     EXHIBIT NUMBER                                DESCRIPTION
     --------------                                -----------
         *1         --     Form of Underwriting Agreement -- Debt Securities (Exhibit 1
                           to Registration Statement No. 33-43324, filed October 21,
                           1991).
         *2.01      --     Amended and Restated Agreement and Plan of Merger dated as of July 20, 1996 and amended and restated as of September
                           24, 1996 among Enron, Enron Oregon Corp. and PGC, as amended by the First Amendment thereto dated April 14, 1997 (Annex A to the Proxy Statement/Prospectus included in Enron's
                           Registration Statement on Form S-4 -- File No. 333-13791).
         *3.01      --     Amended and Restated Articles of Incorporation of Enron
                           (Annex E to the Proxy Statement/Prospectus included in
                           Enron's Registration Statement on Form S-4 -- File No.
                           333-13791).
          3.02      --     Articles of Merger of Enron Oregon Corp., an Oregon
                           Corporation, and Enron Corp., a Delaware Corporation.
          3.03      --     Articles of Merger of Enron Corp., an Oregon Corporation,
                           and Portland General Corporation, an Oregon Corporation.
          3.04      --     Bylaws of Enron.
         *3.05      --     Form of Series Designation for the Enron Convertible
                           Preferred Stock (Annex F to the Proxy Statement/Prospectus
                           included in Enron's Registration Statement on Form
                           S-4 -- File No. 333-13791).
         *3.06      --     Form of Series Designation for the Enron 9.142% Preferred
                           Stock (Annex G to the Proxy Statement/Prospectus included in
                           Enron's Registration Statement on Form S-4 -- File No.
                           333-13791).
         *4.01      --     Indenture dated as of November 1, 1985, between Old Enron
                           and Harris Trust and Savings Bank, as supplemented and as
                           amended by the First Supplemental Indenture dated as of
                           December 1, 1995 (incorporated by reference to Form T-3
                           Application for Qualification of Indentures under the Trust
                           Indenture Act of 1939, File No. 22-14390, filed October 24,
                           1985; Exhibit 4(b) to Old Enron's Form S-3 Registration
                           Statement No. 33-64057 filed on November 8, 1995). There
                           have not been filed as exhibits to this registration
                           statement other debt instruments defining the rights of
                           holders of long-term debt of Enron, none of which relates to authorized indebtedness that exceeds 10% of the consolidated assets of Enron and its subsidiaries. Enron hereby agrees to furnish a copy of any such instrument to the Commission upon request.
          4.02      --     Supplemental Indenture, dated as of May 8, 1997, by and
                           among Enron Corp., Enron Oregon Corp. and Harris Trust and
                           Savings Bank, as Trustee.
         *4.03      --     Form of Amended and Restated Agreement of Limited
                           Partnership of Enron Capital Resources, L.P. (Exhibit 3.1 to
                           Old Enron Form 8-K dated August 2, 1994).
         *4.04      --     Form of Payment and Guarantee Agreement dated as of August
                           3, 1994, executed by Enron Corp. for the benefit of the
                           holders of Enron Capital Resources, L.P. 9% Cumulative
                           Preferred Securities, Series A (Exhibit 4.1 to Old Enron
                           Form 8-K dated August 2, 1994).
         *4.05      --     Form of Loan Agreement, dated as of August 3, 1994, between
                           Enron Corp. and Enron Capital Resources, L.P. (Exhibit 4.2
                           to Old Enron Form 8-K dated August 2, 1994).
         *4.06      --     Articles of Association of Enron Capital LLC (Exhibit 9 to
                           Old Enron Form 8-K dated November 12, 1993).

     EXHIBIT NUMBER                                DESCRIPTION
     --------------                                -----------
         *4.07      --     Form of Payment and Guarantee Agreement of Enron Corp.,
                           dated as of November 15, 1993, in favor of the holders of
                           Enron Capital LLC 8% Cumulative Guaranteed Monthly Income
                           Preferred Shares (Exhibit 2 to Old Enron Form 8-K dated
                           November 12, 1993).
         *4.08      --     Form of Loan Agreement, dated as of November 15, 1993,
                           between Enron Corp. and Enron Capital LLC (Exhibit 3 to Old
                           Enron Form 8-K dated November 12, 1993).
          5         --    Opinion of James V. Derrick, Jr., Esq., Senior Vice
                           President and General Counsel of Enron, as to validity of
                           Debt Securities and Common Stock
         12         --     Computation of Ratio of Earnings to Fixed Charges.
         23(a)      --     Consent of Arthur Andersen LLP.
         23(b)      --     Consent of DeGolyer and MacNaughton.
         23(c)      --     The consent of James V. Derrick, Jr., Esq., is contained in his opinion filed as Exhibit 5 hereto.
         24         --     Powers of Attorney.
       **25         --     Form T-1 Statement of Eligibility under the Trust Indenture
                           Act of 1939 of Harris Trust and Savings Bank.


---------------

 * Incorporated by reference as indicated.


** Previously filed.